Exhibit 99.6	Schedule II
ROHM AND HAAS COMPANY AND SUBSIDIARIES
Valuation and Qualifying Accounts

	Year Ended December 31,
	2004	2003	2002
(in millions)
Deducted from Accounts Receivable - Allowances for losses:
Balance at beginning of year	$57	$55	$54
Additions charged to earnings	11	20	16
Charge-offs, net of recoveries	(19)	(18)	(15)

Balance at end of year	$49	$57	$55

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